Exhibit 99.1

                   ITEX Corporation Files 3rd Qtr 2003 10-QSB

    SACRAMENTO, Calif.--(BUSINESS WIRE)--June 23, 2003--

    -- Profit for the Quarter reduced to $15,000 from $102,000 as previously reported in May

    --  Legal accrual increase responsible for earnings reduction

    --  Closure of Las Vegas Corporate owned Office

    ITEX Corporation, (OTCBB:ITEX) a leading business services and payment systems company, today announced the filing of its quarterly report on Form 10-QSB with the SEC and the closure of the recently opened corporate office in Las Vegas, NV.

    Profits reduced to $15,000 from $102,000

    On May 15, 2003, ITEX stated preliminary results of profits of $102,000 for the 3rd quarter of 2003. During the period from May 15th through June 19th, ITEX obtained further information regarding litigation and claims for proxy cost reimbursements. It was determined that an additional $87,051 in legal bills and judgments needed to be expensed in the 3rd quarter. $64,551 of the additional legal expense was incurred due to a judgment on May 15, 2003 concerning the Moore, Sweetwater lawsuit. Management agreed with ITEX's audit firm, that the additional expense for management's current best estimate of the ultimate amounts it would be required to pay, net of estimated indemnification, should be reflected in the 3rd quarter in accordance with Generally Accepted Accounting Principles (GAAP). In addition, $22,500 of legal expense was added to the quarter for an unpaid legal cost that was associated with the proxy contest at this year's annual shareholder meeting.

    Closure of corporate-owned office in Las Vegas

    The company closed its recently opened corporate-owned office in Las Vegas, NV last week. As part of the office closure, the lease was terminated and two employees were dismissed. A lawsuit that was filed related to the opening of this office is disclosed in the Form 10-QSB filed today. The lawsuit's plaintiff has reached a preliminary agreement to drop all charges, based on the company dismissing the employees and ceasing other related activities. ITEX expects the case to be dismissed with minimal costs. Operational costs associated with this office were approximately $10,000 per month.
    Steven White, Chairman of the Board, stated "While we are disappointed in the Moore, Sweetwater judgment, we have recognized what we believe to be our full potential financial exposure. Our settlement efforts will be conducted with a view toward supporting the businesses of our independent brokers and franchisees. In our view, the closing of the Las Vegas office was a necessary step to help keep ITEX focused on building the Broker Network."
    A full copy of the 10-QSB can be found on-line at the SEC's website at www.sec.gov.

    About ITEX:

    Founded in 1982, ITEX Corporation (http://www.itex.com) is a business services and payment systems company with offices in the United States and Canada. ITEX processes over $150,000,000 a year in transactions between member businesses. ITEX equips its member businesses to improve sales and liquidity, reduce its cash expenses, open new markets and effectively create value from unused capacity or unsold inventory using a private currency through its broker network and client base.

    This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: the continuing development of successful marketing strategies for our concepts; the effect of international, national, and regional economic conditions; our ability to satisfy our debt obligations; the availability of adequate working capital; the effect of competitive barter exchanges; changes in legislation; demographic changes, our ability to attract and retain qualified personnel; changes in our business strategy or development plans; business disruptions; and changes in the demand for goods and services offered by members of our trade exchange. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of June 23, 2003, and ITEX undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended July 31, 2002, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations", which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.

    CONTACT: ITEX Corporation
             Alan Zimmelman, 916/679-1222
             e-mail: alan.zimmelman@itex.com